UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 20, 2004

Date of Report (Date of earliest event reported):

Commission File Number: 333-102930

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SILVER STAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada                                                                                                      98-0385312

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

323-595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5

(Address of principal executive offices)

(604) 682-8468

(Issuer's telephone number, including area code)

Item 5.    Other Events.

On February 20, 2004, the Company entered into an agreement with Naomi Johnston ("Johnston") wherein Johnston agreed that, for a period of two (2) years from the date of the Agreement (which shall expire at 12:00 p.m. on February 19, 2006) (the "Non-Voting Period), the 22,300,000 shares held by Johnston will not be voted, either in person or by proxy, at any meeting of Company shareholders which occur during the Non-Voting Period.    Johnston has further agreed to deposit the 22,300,000 shares of the Company's common stock with the Company's transfer agent.  Johnston has also agreed not to sell, assign, transfer, pledge or hypothecate her shares without prior written agreement of the proposed transferee to the terms of the above described agreement.  Johnston will still be entitled to receive all dividends and other distributions, if any, and that any shares distributed in the future will also be bound by the terms of this agreement.

Also on February 20, 2004, the Company entered into an agreement with Sak Narwal ("Narwal") wherein Narwal agreed that, for a period of two (2) years from the date of the Agreement (which shall expire at 12:00 p.m. on February 19, 2006) (the "Non-Voting Period), the 25,700,000 shares held by Narwal will not be voted, either in person or by proxy, at any meeting of Company shareholders which occur during the Non-Voting Period.    Narwal has further agreed to deposit the 25,700,000 shares of the Company's common stock with the Company's transfer agent.  Narwal has also agreed not to sell, assign, transfer, pledge or hypothecate her shares without prior written agreement of the proposed transferee to the terms of the above described agreement.  Narwal will still be entitled to receive all dividends and other distributions, if any, and that any shares distributed in the future will also be bound by the terms of this agreement.

Dated:  February 26, 2004

SILVER STAR ENERGY, INC.

/s/ Robert McIntosh

     Robert McIntosh,

     President